MCIG, INC.

ASSET PURCHASE AGREEMENT

Between

MCIG, INC.

and

APO HOLDING, LLC

March 15, 2017

i

Exhibit Index
Exhibit 1-A Exhibit 1-B Exhibit 1-C Exhibit 1-D Exhibit 2.5 Exhibit 2.6-A Exhibit 2.6-B	List of Certain Assets Bill of Sale Excluded Assets Excluded Liabilities Allocation of Purchase Price Escrow Agreement Security and Pledge Agreement

Definition Index
Accounts Receivable	Section 4.7
Applicable Contract	Article 1
Assets	Article 1
Assumed Liabilities	Article 1
Balance Sheet	Section 4.4
Best Efforts	Article 1
Bill of Sale	Article 1
Breach	Article 1
CERCLA	Article 1
Closing	Section 3.1
Closing Date	Section 3.1
Closing Obligations	Section 3.2
Competing Business	Section 4.24
Consent	Article 1
Contemplated Transactions	Article 1
Contract	Article 1
Copyrights	Section 4.20
Damages	Section 11.2
Disclosure Memorandum	Article 1
Encumbrance	Article 1
Environment	Article 1
Environmental, Health and Safety Liabilities	Article 1
Environmental Law	Article 1
ERISA	Article 1
ERISA Plans	Section 4.12(b)
Excluded Assets	Article 1
Excluded Liabilities	Article 1
Facilities	Article 1
Family	Article 1
FWPCA	Article 1
GAAP	Article 1
Governmental Authorization	Article 1
Governmental Body	Article 1
Hazardous Activity	Article 1
Hazardous Materials	Article 1
Indemnified Persons	Section 11.2
Intellectual Property Assets	Section 4.20
IRC	Article 1
IRS	Article 1
Knowledge	Article 1
Legal Requirement	Article 1
Market Value	Section 2.4
Material Contract	Article 1
Material Contracts	Section 4.16(c)

Definition Index
Material Interest	Article 1
Occupational Safety and Health Law	Article 1
Order	Article 1
Ordinary Course of Business	Article 1
Organizational Documents	Article 1
Patent Rights	Section 4.20
Person	Article 1
Proceeding	Article 1
Purchase Price	Section 2.3
Purchaser	Preamble
Purchaser's Advisors	Section 6.1
Related Person	Article 1
Release	Article 1
Representative	Article 1
Stock	Section 2.4
Tax	Article 1
Tax Return	Article 1
Threat of Release	Article 1
Threatened	Article 1
Total Consideration	Section 2.5
Trademarks	Section 4.20
Trade Secrets	Section 4.20
Transaction Expenses	Section 12.1

v

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, made and entered into this 15th day of March, 2017, by and among MCIG, INC., a Virginia resident (“Purchaser”), and APO HOLDING, LLC, a Nevada limited liability company (“Seller”).

W I T N E S S E T H:

     WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain assets on the terms and subject to the conditions set forth in this Agreement, more specifically 100% of the software known as “Pretty Green Bud” (“Pretty Green Bud”), in the conduct of its business;

     NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

     “Applicable Contract” shall mean any Contract (a) under which Seller has or may acquire any rights, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the assets owned or used by it are or may become bound.

     “Assets” shall mean 100% (i) of those assets that comprise Pretty Green Bud, and other related technology and business assets so acquired (the “Pretty Green Bud Assets”) and 100% of (ii) other assets of Seller that came into existence subsequent to the acquisition described in (i) above and that are related to the Pretty Green Bud Assets or were used or created by Pretty Green Bud in its conduct of business, including all assets, rights, interests, and properties of Seller of whatever nature, tangible or intangible, real or personal, fixed or contingent, that fall within the descriptions in (i) and (ii) above, except for the Excluded Assets. Assets shall include, but shall not be limited to, the following types of assets:

     (a) equipment (including transportation equipment), tools, vehicles, machinery, furniture, furnishings, other tangible personal property, signage, leasehold improvements, and fixtures (including, but not limited to, those assets listed on Exhibit 1-A);

     (b) inventory of any kind, character, nature or description, wherever located and in transit, including all supplies, goods in process, finished goods, packaging materials and merchandise;

(c)

accounts receivable (except for those set forth on Schedule 4.8 of the Disclosure Memorandum), retainage receivables, rights to collect for unbilled services, employee receivables, notes, instruments, other accounts, and similar items;

(d)	Intellectual Property Assets;
(e)	rights and interests of Seller in, to, and under any Applicable Contract;
(f)	rights to and under leases, subleases and assignments relating to equipment;
(g)	cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, character, nature and description;
(h)	prepaid items and deposits and rights to rebates;
(i)	rights under any Governmental Authorization;
(j)	customer lists and advertising and promotional materials;
(k)	rights, claims, causes of action, choses in action, rights of recovery, rights of set-off, counterclaims and rights of recoupment, including all rights under express or implied warranties relating to the Assets;
(l)	files, records, data, and plans including customer and supplier lists, and employee and financial records
(m)	books, records and other documents, including fixed asset records, sales and advertising materials (including price lists), sales and purchase correspondence, technical and research data, books of account and records, ledgers, files, correspondence, creative materials, studies, reports and other items;
(n)	property subject to capital leases; and
(o)	to the extent not otherwise specifically included in this definition of Assets or excluded from being assets in the definition of Excluded Assets, assets, rights, claims, contracts, agreements, causes of action and properties, as of the Closing Date, of every kind, character, nature and description, whether tangible or intangible, choate or inchoate, corporeal or incorporeal, matured or not matured, known or unknown, contingent or fixed wherever located.

“Assumed Liabilities” shall mean all liabilities and obligations arising after the Closing Date relating to Purchaser’s ownership of, or conduct of business with, the Assets except to the extent that any of the foregoing constitute Excluded Liabilities.

“Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     “Bill of Sale” shall mean an instrument in substantially the form of Exhibit 1-B hereto pursuant to which the Assets shall be transferred and assigned to Purchaser at the Closing.

     “Breach” A “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement shall be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     “CERCLA” shall mean the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

     “Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including:

     (a) the sale of the Assets to Purchaser and assumption of the Assumed Liabilities by Purchaser;

     (b) the execution, delivery, and performance of the Bill of Sale, the Security and Pledge Agreement and the Escrow Agreement;

     (c) the performance by the parties of their respective covenants and obligations under this Agreement; and

(d) Purchaser’s ownership of, and exercise of control over, the Assets.

     “Contract” shall mean any agreement, contract, lease, obligation, promise, undertaking, or license (whether written or oral and whether express or implied) that is legally binding.

     “Disclosure Memorandum” shall mean the compilation of various disclosure schedules and supplements to be delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement.

     “Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     “Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to (a) any environmental, health, or safety matters or conditions, (b) any fines, penalties, settlements, legal or administrative proceedings, damages, claims, demands and investigative, remedial, or inspection costs and expenses, or (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, whether or not such cleanup has been required or requested by any Governmental Body or any other Person.

     “Environmental Law” shall mean any Legal Requirement that requires or relates to (a) providing notification to any person of releases or the presence of Hazardous Materials and of the commencements of activities that could have significant impact on the environment; (b) regulating the generation, treatment, storage, handling, transportation, disposal or release of Hazardous Materials or hazardous wastes; (c) cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (d) recovering costs related to damage done to human health or the environment.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Excluded Assets” shall mean all right, title or interest of Seller of whatever nature, tangible or intangible, real or personal, fixed or contingent, to:

     (a) this Agreement and the agreements contemplated to be executed in connection herewith, including, without limitation, the consideration delivered to the Seller pursuant to this Agreement and any other agreements executed in connection herewith;

     (b) the corporate seals, minutes books, stock books, blank share certificates, tax returns and other records relating to the corporate organization or tax reporting of the Seller;

     (c) any licenses, permits, orders or approvals from any federal, state or local government or any agency or bureau thereof that are not transferable under applicable laws;

(d) any other asset or contract specifically listed on Exhibit 1-C.

     “Excluded Liabilities” shall mean, in addition to any liability or obligation of Seller not expressly assumed hereunder, (a) loans or other advances from and, related obligations to, banks, other financial institutions, and investors, and similar loans or other advances of any nature; (b) loans, advances, and other obligations secured by, or incurred to finance the purchase of, equipment, software, or other property; (c) loans and other advances or any other liabilities from, by or to shareholders of Seller and their Related Persons or affiliates; (d) any lien, claim or encumbrance on any Asset; (e) capital lease obligations; (f) any federal, state, or local tax based on income or revenues of Seller or any shareholder of Seller; (g) any sales, use, or excise tax arising out of the sale of the Assets hereunder; (h) any liability or obligation under or in connection with the Excluded Assets; (i) any liability or obligation of Seller or any shareholder of Seller arising out of the negotiation, execution, or performance of this Agreement and the consummation of the Contemplated Transactions, including fees and expenses of attorneys, accountants, and other advisors; (j) any liability arising out of any tort claim against Seller or Seller’s employees or agents or the contravention of or failure to comply with any Legal Requirement; (k) any claim against Seller for Breach of any Contract; and (l) any claim predicated on fraud or strict liability or any similar legal theories. Excluded Liabilities include, but are not limited to, the liabilities listed on Exhibit 1-D.

     “Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by Seller and any buildings, plants, structures, or equipment currently or formerly owned or operated by Seller.

     “GAAP” shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.5 were prepared.

     “Governmental Authorization” shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any:

(a)	federal, state, local, municipal, foreign, or other government;
(b)	governmental or quasi governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or
(c)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Seller.

     “Hazardous Materials” shall include any (i) “hazardous substance” as defined under CERCLA (42 U.S.C. § 9601 et seq.); (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251, 1321(b)(2)(A)) (“FWPCA”); (iii) hazardous waste identified pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, 6921) (“RCRA”); (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601, 2606); (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. § 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products; and (xi) any other toxic materials, contaminants, or hazardous substances or wastes pursuant to any Environmental Law.

     “IRS” shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     “IRC” shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     “Knowledge” means in the case of an individual that he or she shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a)	such individual is actually aware of such fact or other matter; or
(b)	a prudent individual in his or her position with Seller would reasonably be expected to be aware of or discover such fact or other matter in the course of performing his or her duties in a customary manner.

Seller shall be deemed to have “Knowledge” of a particular fact or other matter if a controlling shareholder or any officer or management level employee of Seller has Knowledge of such fact or other matter.

     “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Contract” shall have the meaning set forth in Section 4.16(c).

     “Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     “Order” shall mean any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     “Ordinary Course of Business” shall mean an action taken by a Person shall be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)	such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and
(c)	such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to- day operations of other Persons that are in the same line of business as such Person.

     “Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person” shall mean, with respect to a particular individual:

(a)	each other member of such individual’s Family;
(b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
(c)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(d)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(b)	any Person that holds a Material Interest in such specified Person;
(c)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a Material Interest;
(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
(f)	any Related Person of any individual described in clause (b) or (c).

     For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     “Representative” shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     “Seller’s business” or “business of Seller” shall mean any business Seller has conducted with the Assets, including the business conducted through Pretty Green Bud, but it shall not mean any business conducted by Seller unrelated to the foregoing.

     “Tax” shall mean any tax (including any income tax, capital gains tax, value-added tax (included goods and services tax), sales tax, property tax or franchise tax) levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     “Threat of Release” shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     “Threatened” with respect to a claim, Proceeding, dispute, action, or other matter is a status that exists when a demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or another event has occurred or another circumstance exists, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

ARTICLE 2. PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES.

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, and assign to Purchaser all of Seller’s right, title, and interest in and to the Assets free and clear of any Encumbrance, and Purchaser shall purchase and acquire the Assets from Seller.

     2.2 Assumption of Liabilities. Effective as of the Closing, Purchaser shall assume all of the Assumed Liabilities. Except for the assumption of the Assumed Liabilities as expressly provided herein and in the Bill of Sale, Purchaser does not assume or agree to assume or pay any obligations, liabilities, indebtedness, duties, responsibilities, or commitments of Seller of any nature whatsoever, whether known or unknown, absolute or contingent, due or to become due. Notwithstanding any other provision of this Agreement, in no event shall Purchaser be deemed to assume or incur any liability or obligation for or with respect to or arising out of any Excluded Liability.

2.3	The Purchase Price. The “Purchase Price” shall be U.S. $3,450,000.
2.4	Payment of Purchase Price. At the Closing, Purchaser (i) shall issue, or direct its transfer agent to issue, 12,222,222 shares cash of common stock of Purchaser, par value $0.0001 per share (“Common Stock”) to Seller, (such shares of Common Stock hereinafter referred to as the “Stock”), on account of the Purchase Price, and (ii) shall pay in cash the amount of $150,000 within 90 days of the Closing. The Seller may designate the recipients of the shares through notification to the Purchaser’s transfer agent.

     2.5 Allocation of Purchase Price. The Purchase Price and the liabilities assumed by Purchaser in accordance with Section 2.2 hereof (together, the “Total Consideration”) as finally determined shall be allocated among the Assets acquired hereunder as described on Exhibit 2.5 hereof. Seller and Purchaser each hereby agrees that it shall not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.5.

2.6	Escrow of Stock. INTENTIONALLY LEFT BLANK
2.7	Formation of Entity to Hold Assets. At the Closing, Purchaser shall have formed a special purpose entity, being either a corporation or a limited liability company (the “Special Purpose Holding Company”) in the sole discretion of Purchaser, into which Purchaser will assign the Assets as consideration for 100% ownership of the Special Purpose Holding Company Holders of securities of the Special Purpose Holding Company shall not have any preemptive purchasing or cumulative voting rights, unless otherwise agreed to by Purchase and Seller.

ARTICLE 3. CLOSING; POST-CLOSING.

     3.1 Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) shall take place at the offices of MCIG, INC., ___________________, at 2:00 p.m. (local time) on March 31, 2017, or at such other time and place as the parties may agree (the “Closing Date”). Subject to the termination provisions of Article 10, failure to consummate the transactions provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement.

3.2	Closing Obligations. At the Closing:
(a)	Seller shall deliver to Purchaser:
	(i)	the Bill of Sale, duly executed by Seller;
	(ii)	a certificate executed by Seller representing and warranting to Purchaser that each of the representations and warranties of Seller in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Memorandum that were delivered by Seller to Purchaser prior to the Closing Date in accordance with Section 6.5);

     (iii) such other documents as Purchaser may reasonably request for the purpose of (A) evidencing the accuracy of any of Seller’s representations and warranties, (B) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by it, (C) evidencing the satisfaction of any condition referred to in Article 8, or (D) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b)	Purchaser shall deliver:
(i) A stock certificate(s) representing 12,222,222 shares of the Stock in the name of Seller, or as designated by Seller, and evidence of direction and authority given to Purchaser’s transfer agent to issue a certificate in the name of Seller for such additional shares of the Stock as may be required to be issued pursuant to Section 2.4.;

(ii)	the Bill of Sale duly executed by Purchaser;
(iii)	a certificate executed by Purchaser to the effect that each of Purchaser’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

     (iv) such other documents as Seller may reasonably request for the purpose of (A) evidencing the accuracy of any representation or warranty of Purchaser, (B) evidencing the performance by Purchaser of, or the compliance by Purchaser with, any covenant or obligation required to be performed or complied with by Purchaser, (C)

evidencing the satisfaction of any condition referred to in Article 9, or (D) otherwise facilitating the consummation of any of the Contemplated Transactions.

     (c) Simultaneously with such deliveries, Seller shall take all action necessary or appropriate to put Purchaser in actual possession and operating control of the Assets.

3.3 Post-Closing. Ninety days following the Closing, Purchaser shall deliver to the Seller a stock certificate(s) representing Stock in the name of Seller as defined pursuant to Section 2.4.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrant to Purchaser as follows:

4.1	Organization and Good Standing.
(a)	Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Seller is duly qualified to do business as a foreign corporation under the laws of each country, state, province, territory or other jurisdiction in which it owns or leases any real or personal property or has employees.
(b)	Seller has delivered to Purchaser true, correct, and complete copies of its Organizational Documents, as currently in effect.

4.2	Authority; No Conflict.
(a)	Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement, the Security and Pledge Agreement, the Escrow Agreement and the Bill of Sale and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller, including the approval of the Contemplated Transactions by the shareholders of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation, of Seller, enforceable against it in accordance with its terms, subject to general equity principles and bankruptcy, insolvency, reorganization, and similar laws affecting the rights of creditors generally. Upon execution and delivery by Seller of the Bill of Sale, the Security and Pledge Agreement, the Escrow Agreement Purchaser shall acquire good, valid, and marketable title to the Assets free and clear of any Encumbrances.
(b)	Except as set forth on Schedule 4.2 of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time):
(i)	contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Seller;

     (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which Seller or any of the Assets may be subject;

     (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by Seller or that otherwise relates to the business of, or any of the assets owned or used by, Seller;

     (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or

     (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets owned or used by Seller except any Encumbrance created or expressly agreed to by Purchaser.

Except as set forth in Schedule 4.2 of the Disclosure Memorandum, Seller neither is nor shall be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 Subsidiaries. Except as listed in Schedule 4.3 of the Disclosure Memorandum, Seller does not, directly or indirectly, own or control or have any capital or other equity interest or participation in (or any interest convertible into or exchangeable or exercisable for, any capital or other equity interest or participation in), nor is Seller directly or indirectly subject to any obligation or requirement to provide funds to or invest in or acquire any capital or either equity interest in, any Person.

     4.4 Financial Statements. Seller has delivered to Purchaser a balance sheet of Seller as at March 31, 2017, that include the Assets (the “Balance Sheet”), and the related statements of income and cash flow for the period ended March 31, 2017, compiled by Seller. Such financial statements and notes fairly present the financial condition and the results of operations and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, determined in accordance with GAAP. The financial statements referred to in this Section 4.4 fairly present the value of the Assets and appropriately reflect losses and reserves related to the business associated with the Assets.

     4.5 Books and Records. The books of account, minute books, and other records of Seller, which reflect ownership, and disposition of the Assets, all of which have been made available to Purchaser, are complete and correct. The minute books of Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of Seller with respect to the ownership and disposition of the Assets, and no meeting of any such shareholders, board of directors, or committee has been held to address the ownership or disposition of the Assets for which minutes have not been prepared and are not contained in such minute books.

     4.6 Title to Properties; Encumbrances. Seller owns all the properties and assets (whether tangible or intangible) that it purports to own and that comprise the Assets, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases listed on Schedule 4.6 of the Disclosure Memorandum and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Seller since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All Assets are free and clear of all Encumbrances.

     4.7 Accounts Receivable. All accounts receivable of Seller that are reflected on the Balance Sheet or on the accounting records of Seller as of the Closing Date that pertain to the Assets (collectively, the “Accounts Receivable”) represent or shall represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable reflected as of the Closing Date shall not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. Subject to the reserves set forth in the accounting records of Seller which reserve shall not constitute a greater percentage of Accounts Receivable on the Closing Date than the reserve on the Balance Sheet constituted of the Accounts Receivable reflected thereon, each of the Accounts Receivable either has been or shall be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable. Schedule 4.7 of the Disclosure Memorandum contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

     4.8 Inventory. All inventory of Seller included in the Assets, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be or excluded from such Balance Sheet or accounting records. Any such write-offs or write-downs or exclusions since the date of the Balance Sheet are or shall be consistent with previous periods. All inventories not written off have been priced at the lower of cost or market in accordance with GAAP. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

     4.9 No Undisclosed Liabilities. Seller has no liabilities or obligations of any nature relating to the Assets (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof (none of which involve any tort claim, breach of contract, or violation of any Legal Requirement).

4.10 Taxes.

     (a) Seller is in the process of filing all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. Seller shall grant access to the Company’s tax accountant, who shall make available to Purchaser copies of, and Schedule 4.10 of the Disclosure Memorandum contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since Fiscal Year 2013. Seller will certify that Seller has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 4.10 of the Disclosure Memorandum and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

     (b) Schedule 4.10 of the Disclosure Memorandum contains a complete and accurate list of all audits of Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 4.10 of the Disclosure Memorandum, are being contested in good faith by appropriate proceedings. Schedule 4.10 of the Disclosure Memorandum describes all adjustments to such Tax Returns filed by Seller or any group of corporations for all taxable years since 2013, and the resulting deficiencies proposed by the respective taxing authorities. Except as described in Schedule 4.10 of the Disclosure Memorandum, Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

     (c) The charges, accruals, and reserves with respect to Taxes on the respective books of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes. There exists no proposed tax assessment against Seller except as disclosed in the Balance Sheet. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Seller. All Taxes that Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed by (or that include on a consolidated basis) Seller are true, correct, and complete. There is no tax sharing agreement that shall require any payment by Seller after the date of this Agreement.

     4.11 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets (including, but not limited to, Intellectual Property Assets), or condition of Seller, and to the Knowledge of Seller no event has occurred or circumstance exist that may result in such a material adverse change.

4.12	Employee Benefits.
(a)	Except as set forth in Schedule 4.12 of the Disclosure Memorandum, Seller is not obligated to provide, directly or indirectly, any benefits for employees, including pension, bonus, medical, insurance, profit sharing or any other employee benefits, under any practice, commitment, arrangement, agreement, or Legal Requirement. Except as set forth in Schedule 4.12 of the Disclosure Memorandum, Seller does not sponsor, maintain, or contribute to, and has never sponsored, maintained, or contributed to, any employee pension benefit plan, within the meaning of Section 3(2) of ERISA. Seller is not required to contribute, and has never been required to contribute, to any multi-employer plan within the meaning of Section 3(37)(A) of ERISA.

     (b) Except as described in Schedule 4.12 of the Disclosure Memorandum, Seller does not sponsor or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA. Schedule 4.12 of the Disclosure Memorandum lists each employee welfare benefit plan maintained by Seller or to which Seller contributes or is required to contribute (the “ERISA Plans”). Each of the ERISA Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to, ERISA and the IRC. Neither Seller nor any of the directors, officers, employees, or agents of Seller, nor to the Knowledge of Seller, any “party in interest” or “disqualified person” as such terms are defined in Section 3(14) of ERISA and Section 4975 of the IRC, has been engaged in or been a party to any “prohibited transaction” with respect to the Plans as such term is defined in Section 406 of ERISA or Section 4975 of the IRC. Any ERISA Plan that is a group health plan within the meaning of Section 607(1) of ERISA and Section 49100B of the IRC is in compliance with the continuation coverage requirements of Section 601 of ERISA and Section 49100B of the IRC. There are no pending or, to the Knowledge of Seller, Threatened claims by or on behalf of any of the ERISA Plans, by any employee or beneficiary covered under such ERISA Plan or by any Governmental Body or otherwise involving any such ERISA Plan or any of its fiduciaries (other than for routine claims for benefits). Seller has not entered into any pay arrangements, plans, or programs, which are ERISA Plans. True copies of all ERISA Plans together with related trusts, insurance contracts, summary plan descriptions, annual reports and Form 5500 filings for the past three years, have been or shall be delivered to Purchaser.

     (c) No ERISA or non-ERISA Plan provides benefits, including without limitation, death, health, or medical benefits (whether or not insured), with respect to current or former employees of Seller beyond their retirement or other termination of service other than (i) coverage mandated by applicable Legal Requirements, (ii) deferred compensation benefits accrued as liabilities on the books of Seller, or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

     (d) The consummation of the Contemplated Transactions shall not (i) entitle any current or former employee or officer of Seller to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer.

4.13	Compliance with Legal Requirements; Governmental Authorizations.
(a)	Except as set forth in Schedule 4.13 of the Disclosure Memorandum:
(i) Seller is, and at all times since December 30, 2010, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

     (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

     (iii) Seller has not received, at any time since December 30, 2010, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of it to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Schedule 4.13 of the Disclosure Memorandum contains a complete and accurate list of each material Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the material assets owned or used by, Seller. Each Governmental Authorization listed or required to be listed in Schedule 4.13 of the Disclosure Memorandum is valid and in full force and effect. The Governmental Authorizations listed in Schedule 4.13 of the Disclosure Memorandum collectively constitute all of the material Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit it to own and use its assets in the manner in which it currently owns and uses such assets.

4.14	Legal Proceedings; Orders.
(a)	Except as set forth in Schedule 4.14 of the Disclosure Memorandum, there is no pending Proceeding:

     (i) that has been commenced by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

     (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

     (b) Except as set forth in Schedule 4.14 of the Disclosure Memorandum, there is no Order to which Seller, or any of the assets owned or used by Seller, are subject.

     4.15 Absence of Certain Changes and Events. Except as set forth in Schedule 4.15 of the Disclosure Memorandum or as expressly contemplated by this Agreement, since the date of the Balance Sheet, with respect to Pretty Green Bud or the Assets, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

     (a) increase of any salaries or other compensation to any officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

     (c) damage to or destruction or loss of any of its assets, whether or not covered by insurance, materially and adversely affecting its properties, assets, business, financial condition, or prospects, taken as a whole;

     (d) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to it of at least $5,000;

     (e) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any of its assets or mortgage, pledge, or imposition of any lien or other encumbrance on any of its material assets, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

     (f) cancellation or waiver of any claims or rights with a value to it in excess of $5,000;

(g)	material change in the accounting methods used by it; or
(h)	agreement, whether oral or written, by it to do any of the foregoing.
4.16	Contracts; No Defaults.
(a)	Schedule 4.16(a) of the Disclosure Memorandum contains a complete and accurate list of those items concerning the Pretty Green Bud:

     (i) each Applicable Contract that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $1,000 or that otherwise involves expenditures or receipts of Seller in excess of $1,000;

     (ii) each lease, rental, or occupancy agreement, license, installment, and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with terms of less than one year);

     (iii) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any Intellectual Property Assets;

     (iv) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

     (v) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

     (vi) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Seller or any affiliate of Seller or limit the freedom of Seller or any Affiliate of Seller to engage in any line of business or to compete with any Person;

     (vii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

     (viii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

     (ix) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     Schedule 4.16(a) of the Disclosure Memorandum sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the amount of the remaining commitment of Seller under the Contracts.

     (b) Except as set forth in Schedule 4.16(b) of the Disclosure Memorandum, to the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Seller, or (B) assign to Seller or to any other Person any rights to any invention, improvement, or discovery.

     (c) Each Contract identified or required to be identified in Schedule 4.16(a) of the Disclosure Memorandum (“Material Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms.

(d)	Except as set forth in Schedule 4.16(d) of the Disclosure Memorandum:
(i) Seller is in full compliance with all applicable terms and requirements of each Material Contract under which it has or had any obligation or liability or by which it or any of the Assets are or were bound;
(ii) each other Person that has or had any obligation or liability under any Material Contract under which Seller has or had any rights is, and at all times since December 30, 2010 has been, in full compliance with all applicable terms and requirements of such Material Contract;

     (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

     (e) Material Contracts relating to the sale, design, manufacture, or provision of products or services by Seller have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement. None of such Material Contracts is likely to result in a material loss to Seller upon completion of performance.

     4.17 Insurance. Seller maintains no insurance policies. Purchaser shall, in its sole discretion, acquire insurance, which provide commercially reasonable coverage to insure its assets (including the Assets), properties, and business against such risks and in such amounts as are prudent and customary, and all such policies are in full force and effect.

     4.18 Environmental Matters. Except as set forth in Schedule 4.18 of the Disclosure Memorandum:

     (a) Seller is, and at all times has been, in full compliance with all applicable Environmental Laws and has not received notice from any person, including any Governmental Body, of any actual or potential violation of any Environmental Law with respect to any of the Facilities or any other properties or assets in which Seller has an interest.

     (b) There are no pending or, to the Knowledge of Seller, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets in which Seller has or had an interest.

     (c) There are no Hazardous Materials present on, at or beneath any of the Facilities. Neither Seller nor, to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

     (d) There has been no release (as such term is defined under CERCLA) or, to the Knowledge of Seller, Threat of release, of any Hazardous Materials at or from the Facilities or at or from any other properties and assets in which Seller has or had an interest, whether by Seller or any other Person.

     (e) Seller has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller or any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws.

     4.19 Labor Relations; Compliance. Since December 30, 2010, Seller has not been and is not a party to any collective bargaining or other labor Contract except as set forth in Schedule 4.19 to the Disclosure Memorandum. Since December 30, 2010, there has not been, there is not presently pending or existing, and to Knowledge of Seller there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process (b) except as set forth on Schedule 4.19 to the Disclosure Memorandum any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of Seller no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller, and Seller contemplates no such action. Seller has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.20	Intellectual Property.
(a)	As used in this Agreement, “Intellectual Property Assets” means:
	(i)	all United States and foreign inventions and discoveries, whether or not patentable or reduced to practice, and all United States and foreign patents, registration and applications for the foregoing, including provisional applications, continuations, continuations-in-part, divisions, invention disclosure statements, statutory invention registrations, reissues, renewals and extensions and improvements thereto (“Patent Rights”);
	(ii)	all United States, state and foreign trademarks, service marks, logos, brand names, certification marks, collective marks, Internet domain names, trade dress and trade names (including all assumed or fictitious names under which the Seller is conducting its business or has within the previous five years conducted its business), whether registered or unregistered, and pending applications to register the foregoing and intent-to-use applications (“Trademarks”);
	(iii)	all United States and foreign published and unpublished works of authorship, whether copyrightable or not, whether registered or unregistered and pending applications to register the same together with all renewals, extensions, restorations and reversions thereof (“Copyrights”);
	(iv)	all confidential and proprietary information and ideas, trade secrets, knowhow, concepts, methods, processes, formulae, reports, data, processes, schematics, drawings, prototypes, models, designs, customer lists, supplier lists, mailing lists, business plans, or other proprietary information (“Trade Secrets”); and

     (v) rights of publicity, privacy and other intellectual property or proprietary rights.

     (b) Schedule 4.20(b) of the Disclosure Memorandum contains a list and description (showing in each case any product, device, process, service, business or application covered thereby, the registered or other owner, expiration date and number), if any, of the (i) Patent Rights, (ii) Trademarks, (iii) Copyrights, and (iv) Trade Secrets owned by, licensed to, or used by the Seller which are part of the Assets.

     (c) Schedule 4.20(d) of the Disclosure Memorandum contains a list and description of all agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities which relate or pertain to any Intellectual Property Assets required to be identified in Sections 4.20(b) and 4.20(c) or to disclosure or use of ideas or information of the Seller or third Persons to which the Seller is a party, showing in each case the parties thereto and the material terms thereof.

     (e) Except as disclosed on Schedule 4.20(e) of the Disclosure Memorandum, the Seller either: (i) owns the entire right, title and interest in and to the Intellectual Property Assets, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same.

     (f) Except as disclosed on Schedule 4.20(f) of the Disclosure Memorandum: (i) the Seller is not in Breach of any provision of any agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any of the Intellectual Property Assets, and the Seller has not taken any action which would impair or otherwise adversely effect its rights in any of the Intellectual Property Assets which are part of the Assets; (ii) the Seller has all right, power and authority with respect to the Intellectual Property Assets and materials required to be identified in Section 4.20(d); and (iii) the transactions contemplated by this Agreement shall have no adverse effect on the validity or enforceability of any of the Intellectual Property Assets or materials required to be identified in Section 4.20(d), and Purchaser’s right, title and interest thereto immediately after the Closing Date shall be identical to that of the Seller immediately prior to the Closing Date.

     (g) Except as disclosed on Schedule 4.20(g) of the Disclosure Memorandum: (i) all registrations for Intellectual Property Assets required to be identified as being owned by the Seller are valid and in force, and all applications to register any unregistered Intellectual Property Assets are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property Assets owned by the Seller are valid and enforceable; and (iii) the Seller has the sole and exclusive right to bring actions for infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property Assets owned by the Seller, as the case may be, and there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered copyrights, trademarks, trade names, service marks and patents identified as being owned by the Seller; (y) all pending applications to register unregistered Intellectual Property Assets (together with any subsequent correspondence or filings relating to the foregoing); and (z) all items identified in Section 4.20(d), have heretofore been delivered by the Seller to Purchaser.

     (h) Except as disclosed in Schedule 4.20(h) of the Disclosure Memorandum: (i) no infringement, misappropriation, violation or dilution of any Intellectual Property Assets or other property right of any other Person has occurred or results in any way from the operations of the Seller’s business; (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property Assets or other property right of any other Person has been made or asserted in respect of the operations of the business of the Seller; and (iii) the Seller has not had notice of, or knowledge of any basis for, a claim against the Seller that its operations, activities, products, software, equipment, machinery or processes infringe, misappropriate, violate or dilute any Intellectual Property Assets or other property right of any other Person.

     (i) Except as disclosed on Schedule 4.20(j) of the Disclosure Memorandum, all employees, agents, consultants, or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material included in the Assets either: (i) is a party to an enforceable so-called “work-for-hire” agreement under which Seller is deemed to be the original owner/author of all rights to Intellectual Property Assets therein; or (ii) has executed an enforceable assignment or agreement to assign in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in and to such material.

     (j) Seller has terminated any and all rights in third parties to the Intellectual Property Assets being acquired by Purchaser, including any Contracts granting any rights of distribution thereof.

     4.21 Certain Payments. None of Seller, any director, officer, agent, or employee of Seller, or to the Knowledge of Seller, any other Person associated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

     4.22 Relationships with Related Persons. Except as set forth on Schedule 4.22 of the Disclosure Memorandum, no Related Person of Seller has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) included in the Assets. No Related Person of Seller owns (of record or as a beneficial owner) an equity interest, or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Seller, or (ii) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 4.22 of the Disclosure Memorandum, no Related Person of Seller is a party to any Contract with, or has any claim or right against, Seller.

4.23	Brokers Or Finders. Neither party has a fee associated with a broker or finder.
4.24	Disclosure.

     (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Memorandum omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) No notice given pursuant to Section 6.5 shall contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     (c) Seller has no Knowledge of any event or fact that has specific application to Seller (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Memorandum.

4.25	Investment; Exemption from Registration of Securities.
(a)	Knowledge of Investment and its Risks. Seller has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Seller’s investment in the Stock. Seller understands that an investment in Purchaser represents a high degree of risk and there is no assurance that Purchaser’s business or operations will be successful. Seller has considered carefully the risks attendant to an investment in Purchaser, and that, as a consequence of such risks, Seller could lose Seller’s entire investment in Purchaser.
(b)	Investment Intent. Seller hereby represents and warrants that (i) it is acquiring the Stock for investment for Seller’s own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Stock, and Seller has no present intention of selling, granting any participation in or otherwise distributing any of the Stock within the meaning of the Securities Act and (ii) Seller does not have any contracts, understandings, agreements or arrangements with any person and/or entity to sell, transfer or grant participations to such person and/or entity, with respect to any of the Stock.
(c)	Accredited Investor. Seller is an “Accredited Investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act.
(d)	Disclosure. Seller has reviewed information provided by Purchaser in connection with the decision to purchase the Stock, including Purchaser’s publicly-available filings with the SEC. Purchaser has provided Seller with all the information that Seller has requested in connection with the decision to purchase the Stock. Seller further represents that Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the business, properties, prospects and financial condition of Purchaser. All such questions have been answered to the full satisfaction of Seller.
(e)	No Registration. Seller understands that it must bear the economic risk of its investment in Purchaser for an indefinite period of time. Seller further understands that (i) neither the offering nor the sale of the Stock has been registered under the Securities Act or any applicable State Acts or securities laws of other applicable jurisdictions in reliance upon exemptions from the registration requirements of such laws, (ii) the Stock must be held by Seller indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or an exemption from such registration requirements is available,

(iii) Purchaser is not hereby under an obligation to register any of the Stock on Seller’s behalf or to assist Seller in complying with any exemption from registration, and (iv) Purchaser will rely upon the representations and warranties made by Seller in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts or securities laws of other applicable jurisdictions.

     (f) Transfer Restrictions. Seller will not transfer any of the Stock unless such transfer is exempt from registration under the Securities Act and such State Acts and securities laws of other applicable jurisdictions, and, if requested by Purchaser, Seller has furnished an opinion of counsel in compliance with the Securities Act that such transfer is so exempt. Seller understands and agrees that (i) the certificates evidencing the Stock will bear appropriate legends indicating such transfer restrictions placed upon the Stock, (ii) Purchaser shall have no obligation to honor transfers of any of the Stock in violation of such transfer restrictions, and (iii) Purchaser shall be entitled to instruct any transfer agent or agents for the securities of Purchaser to refuse to honor such transfers not in compliance with the Securities Act.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller as follows:

     5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Purchaser has full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

5.2	Authority; No Conflict.
(a)	This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to general equity principles and bankruptcy, insolvency, reorganization, and similar laws affecting the rights of creditors generally. Upon the execution and delivery by Purchaser of the Bill of Sale, the Security and Pledge Agreement, and the Escrow Agreement, each of such agreements shall constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject to general equity principles and bankruptcy, insolvency, reorganization, and similar laws affecting the rights of creditors generally. Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, the Bill of Sale, Security and Pledge Agreement, and Escrow Agreement and to perform its obligations under this Agreement.
(b)	Neither the execution and delivery of this Agreement by Purchaser nor the consummation or performance by Purchaser of any of the Contemplated Transactions shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any provision the Organizational Documents of Purchaser;
(ii)	any resolution adopted by the board of directors or the shareholders of Purchaser;

(iii)	any Legal Requirement or Order to which Purchaser may be subject; or
(iv)	any Contract to which Purchaser is a party or by which Purchaser may be bound.

     Purchaser is not and shall not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     5.3 Purchaser Common Stock. The Stock to be issued in connection with the payment of the Purchase Price, when issued and delivered in accordance with this Agreement, shall be duly authorized, validly issued, fully paid, and non-assessable. Not later than one day after the Closing Date, Purchaser shall have caused 12,222,222 shares of the Stock to be registered in the name of Seller, or as directed by the Seller.

     5.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Purchaser’s Knowledge, no such Proceeding has been threatened.

ARTICLE 6. COVENANTS OF SELLER.

     6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller shall (a) afford Purchaser and its Representatives and prospective lenders and their Representatives (collectively, “Purchaser’s Advisors”) full and free access to Seller’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Purchaser and Purchaser’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser and Purchaser’s Advisors with such additional financial, operating, and other data and information as Purchaser may reasonably request.

     6.2 Operation of the Business of Seller. Between the date of this Agreement and the Closing Date, Seller shall:

     (a) conduct the business of Seller regarding the Assets, and the business of Pretty Green Bud, only in the Ordinary Course of Business;

     (b) use its Best Efforts to preserve intact the current business organization of Seller and Pretty Green Bud, keep available the services of the current officers, employees, and agents of Seller and Pretty Green Bud, and maintain the relations and good shall with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller and Pretty Green Bud;

     (c) confer with Purchaser concerning operational or other matters of a material nature; and

     (d) otherwise report periodically to Purchaser concerning the status of the business, operations, and finances of Seller.

     6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller shall not, without the prior consent of Purchaser, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.15 is likely to occur.

     6.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller shall (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Purchaser in obtaining all consents identified in Schedule 4.2 of the Disclosure Memorandum.

     6.5 Notification; Supplement to Disclosure Memorandum. Between the date of this Agreement and the Closing Date, Seller shall promptly notify Purchaser in writing if it becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of Seller as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Memorandum if the Disclosure Memorandum were dated the date of the occurrence or discovery of any such fact or condition, Seller shall promptly deliver to Purchaser a supplement to the Disclosure Memorandum specifying such change. During the same period, Seller shall promptly notify Purchaser of the occurrence of any Breach of any covenant of Seller in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

     6.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 10, Seller shall not, and shall cause its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss, negotiate, or agree with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Seller, or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.

     6.7 Best Efforts. Between the date of this Agreement and the Closing Date, Seller shall use its Best Efforts to (a) cause the conditions in Articles 8 and 9 to be satisfied and (b) transfer any licenses, permits, orders or approvals used or relied upon by Seller in the Ordinary Course of Business to Purchaser.

6.8	No Competition.

     (a) For a period of two years after the Closing Date, Seller, or any Related Person of Seller as of the Closing Date, shall not, in any business or industry related to the Purchased Assets, except as exempted below (for the purpose of this Section 6.8, the “Business”):

     (i) directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be associated with, or in any manner connected with, or render services or advice to, any company whose products or activities compete in whole or in part with the products or activities of the Purchaser with respect to the Business anywhere in the world. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope; or

     (ii) directly or indirectly, either for itself or any other Person, (i) induce or attempt to induce any employee of Purchaser to leave the employ of the Purchaser, (ii) in any way interfere with the relationship between Purchaser and any employee of Purchaser, (iii) employ, or otherwise, any employee of Purchaser, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Purchaser related to the Business to cease doing business with the Purchaser, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Purchaser with respect to the Business.

ARTICLE 7. COVENANTS OF PURCHASER.

     7.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Purchaser shall, and shall cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Purchaser shall, and shall cause each Related Person to, (i) cooperate with Seller with respect to all filings that they are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Schedule 4.2 of the Disclosure Memorandum; provided that this Agreement shall not require Purchaser to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     7.2 Best Efforts. Except as set forth in the proviso to Section 7.1, between the date of this Agreement and the Closing Date, Purchaser shall use its Best Efforts to cause the conditions in Articles 8 and 9 to be satisfied.

ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER TO CLOSE.

     The obligations of Purchaser to consummate the Contemplated Transactions and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser in whole or in part):

8.1 Accuracy of Representations.

     Each of the representations and warranties of Seller in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Memorandum.

8.2	Performance of Seller.
(a)	All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
(b)	Each document required to be delivered pursuant to Section 3.2(a) must have been delivered.

           8.3 Consents. Each of the Consents identified in Schedule 4.2 of the Disclosure Memorandum must have been obtained and must be in full force and effect.

     8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Purchaser, or against any Person affiliated with Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     8.5 No Claim Regarding Asset Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Assets, or (b) is entitled to all or any portion of the Purchase Price.

     8.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser or any Person affiliated with Purchaser to suffer any material adverse consequence under any applicable Legal Requirement or Order.

     8.7 Due Diligence. The results of the investigations by Purchaser and its Representatives of Seller and its business, assets, properties, liabilities, affairs, results of operations, condition (financial or other), cash flows, and prospects shall have been reasonably satisfactory to Purchaser.

     8.8 Payment of Indebtedness. Seller shall have paid, or shall simultaneously pay at the Closing, all liabilities of Seller that do not constitute Assumed Liabilities, including, but not limited to the Excluded Liabilities.

ARTICLE 9. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

     The obligation of Seller to consummate the Contemplated Transactions and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     9.1 Accuracy of Representations. All of Purchaser’s representations and warranties in this Agreement, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2	Purchaser’s Performance.
(a)	All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, must have been performed and complied with in all material respects.
(b)	Purchaser must have delivered each of the documents required to be delivered by Purchaser pursuant to Article 3 and must have delivered the Stock required to be delivered by Purchaser pursuant to Section 3.2(b)(i), or evidence of authority and direction given to Purchaser’s stock transfer agent to issue the Stock.

          9.3 Consents. Each of the Consents identified in Schedule 4.2 of the Disclosure Memorandum must have been obtained and must be in full force and effect.

     9.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE 10. TERMINATION.

     10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by either Purchaser or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

     (b) (i) by Purchaser if any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c)	by mutual consent of the parties hereto; or
(d)	by either party if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 15, 2017, or such later date as the parties may agree upon.

     10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 12.1 and 12.3 shall survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.

ARTICLE 11. INDEMNIFICATION; REMEDIES.

     11.1 Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Memorandum, any supplement to the Disclosure Memorandum, the certificate delivered pursuant to Section 3.2(a)(ii), and any other certificate or document delivered pursuant to this Agreement shall survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     11.2 Indemnification and Payment of Damages By Seller. Seller shall indemnify and hold harmless Purchaser, and its respective Representatives, shareholders, controlling persons, affiliates, and successors (collectively, the “Indemnified Persons”) for, and shall pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

     (a) any misrepresentation or Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Memorandum), the Disclosure Memorandum, any supplement to the Disclosure Memorandum, or any other certificate or document delivered by Seller pursuant to this Agreement;

     (b) any misrepresentation or Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Memorandum, other than any such Breach that is disclosed in a supplement to the Disclosure Memorandum and is expressly identified in the certificate delivered pursuant to Section 3.2(a)(ii) as having caused the condition specified in Section 8.1 not to be satisfied;

     (c) any Breach by Seller of any covenant or obligation in this Agreement, including, without limitation, its obligation to terminate any employees of Pretty Green Bud and satisfy any amounts owed to such persons by reason of such termination under law;

     (d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; and

     (e) any liability or obligation of Seller of any nature whatsoever, except for the Assumed Liabilities.

     The remedies provided in this Section 11.2 shall be exclusive of any other financial remedies that may be available to Purchaser or the other Indemnified Persons with respect to any Breach of any representation, warranty, or covenant set forth in this Agreement, the Disclosure Memorandum, any supplement to the Disclosure Memorandum, or any other certificate or document delivered pursuant to this Agreement, except for rights to specific performance and similar remedies not involving the payment of damages.

     11.3 Indemnification and Payment of Damages By Purchaser. Purchaser shall indemnify and hold harmless Seller, and shall pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement, (b) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement, or (c) any liability or obligation of any nature with respect to the Assumed Liabilities.

     11.4 Time Limitations. If the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 4.2, 4.6, 4.10, 4.12 and 4.18 unless on or before the second anniversary of the Closing Date Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser; a claim with respect to Sections 4.2, 4.6, 4.10, 4.12, or 4.18, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time.

11.5 Procedure For Indemnification - Third Party Claims.

     (a) Promptly after receipt by an indemnified party under Section 11.2 or 11.3 of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

     (b) If any Proceeding referred to in paragraph (a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it shall be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party shall have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party shall not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     (d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

     11.6 Procedure For Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE 12. GENERAL PROVISIONS.

12.1	Expenses.
(a)	If the Closing occurs, Purchaser and Seller shall pay their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants of the parties (“Transaction Expenses”). In the event of termination of this Agreement, each party shall bear its own Transaction Expenses, except that the obligation of each party to pay its own Transaction Expenses shall be subject to any rights of such party arising from a Breach of this Agreement by another party.
(b)	Seller shall pay out of the Purchase Price any sales, use, excise, goods and services or similar taxes due as a result of the sale of the Assets or otherwise due as a result of the Contemplated Transactions.

         12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions shall be issued, if at all, at such time and in such manner as any party hereto determines, but in form and content agreeable to the other parties hereto. Purchaser and/or Seller may withhold consent to any public announcement for any period it deems necessary or appropriate for it to comply with the United States securities laws, the rules of the American Stock Exchange, or any other Legal Requirements or obligations it has as a public company to which it is subject. Seller and Purchaser shall consult with each other concerning the means by which Seller’s employees, customers, and suppliers and others having dealings with Seller shall be informed of the Contemplated Transactions, and Purchaser shall have the right to be present for any such communication.

     12.3 Confidentiality. Between the date of this Agreement and the Closing Date, Purchaser and Seller shall maintain in confidence, and shall cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

     If the Contemplated Transactions are not consummated, each party shall return or destroy as much of such written information as the other party may reasonably request.

12.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Purchaser :                                           MCIG, INC..

2831 St. Rose Parkway, Suite 200

Henderson, NV 89052

with a copy to:                                      Arcadier & Associates

2815 W. New Haven, Suite 303&304

Melbourne, FL 32904

Attention: Maurice Arcadier

Seller:                                                  APO HOLDING, LLC

36840 Quasar Place

Murrieta, CA

with a copy to:

_________________________

_________________________

     12.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     12.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Purchaser and the Seller dated December 5, 2017, except paragraphs 4, 5, 6 and 7 thereof) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.8	Disclosure Memorandum.
(a)	The disclosures in the Disclosure Memorandum, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.
(b)	In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Memorandum (other than an exception expressly set forth as such in the Disclosure Memorandum with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

          12.9 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

     12.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     12.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     12.13 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

     12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PURCHASER	MCIG, INC.

By:
Name: Paul Rosenberg
Title: Secretary

SELLER:	APO HOLDING, LLC

By:
Name: Michael Pollastro
Title: President

ALEX MARDIKIAN

By:
Name: Alex Mardikian
Title: Individual